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                                                                    EXHIBIT (99)

                  THE FRESH JUICE COMPANY TO ACQUIRE HANSEN'S
                    JUICES CREATING THE FIRST NATIONAL FRESH
                                 JUICE COMPANY

CLARK, NJ -- November 19, 1996 -- The Fresh Juice Company, Inc. (NASDAQ: FRSH) announced today that it has agreed to acquire all of the common stock of Hansen's Juices, Inc. for approximately $150,000 cash, 617,669 shares of common stock and the assumption of debt. The acquisition will create the first national producer and distributor of fresh squeezed juices.

     Hansen's Juices, headquartered in Azusa, California, is a leading west coast producer, marketer and distributor of over 30 fresh fruit juices and juice blends. Founded in 1935, the company markets its juices under the Hansen's(R) and Creative Juices(TM) brand names throughout the western and mountain states, including California, Arizona, Nevada, New Mexico, Washington and Colorado.

     "Hansen's Juices' 65 years of experience in production of fresh juices and smoothies, coupled with its west coast raw material sourcing skill, will enhance our ability to produce the highest quality, best tasting juices," said Steve Bogen, Co-Chairman and Chief Executive Officer of the Fresh Juice Company. Mr. Bogen further commented, "This is the third in a series of acquisitions consistent with our strategy to build a national fresh juice company." Steven Smith, Co-Chairman and President added, "We are now the first and only national fresh juice company. With this acquisition, we are able to provide, on a national scale, delicious fresh and healthy juices to our retail and food service customers. Hansen's western and mountain state distribution ideally complements our east coast, midwest and southern distribution. We anticipate this distribution will propel the growth of our fresh and fresh frozen citrus juice products and accelerate the introduction of our new and exciting product lines."

     The Fresh Juice Company is a producer, distributor and marketer of the Just Pik't(R) family of fresh squeezed citrus and other juices, including the Just Pik't(R), Fresh Pik't(R), Florida Pik't(R) and Ultimate(R) brand names.

     Upon completion of the acquisition of Hansen's Juices the combined companies will have proforma annual revenue of approximately $40 million. For the fiscal year ended June 30, 1996, Hansen's Juices had in excess of $11 million in revenues.

     For further information, please contact:

                                   Jeff Smith
         Vice President of Strategic Development and Investor Relations
                                 (908) 396-1112